U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check  one):  [  ]  Form  10-K  and  Form  10-KSB  [  ] Form 20-F [ ] Form 11-K
[X]  Form  10-Q  and  Form  10-QSB  [  ]  Form  N-SAR

For  Period  Ended:  December  31,  2003

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART  I  -  REGISTRANT  INFORMATION

SUN  VACATION  PROPERTIES  CORPORATION
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Full  Name  of  Registrant

NONE
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Former  Name  if  Applicable

74-923  HWY  111,  SUITE  185
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Address  of  Principal  Executive  Office  (Street  and  Number)

INDIAN  WELLS,  CALIFORNIA  92210
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City,  State  and  Zip  Code

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PART  II  -  RULES  12B-25(B)  AND  (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will
[X] be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART  III  -  NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

(Attach  extra  Sheets  if  Needed)

We were not able to complete the required report for this period on a timely basis without unreasonable effort and expense. We expect to file the required report with the allotted extension.

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PART  IV  -  OTHER  INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  to this notification

            Von G. Batesole     760           250-9741
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                 (Name)      (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

[X]  Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ]  Yes  [X]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       SUN VACATION PROPERTIES CORPORATION
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               (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February  16,  2004                           By:  /s/  Von  G.  Batesole
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                                                     Von G. Batesole, President